News Release

Andy Cecere to Succeed Richard Davis as U.S. Bancorp
Chief Executive Officer at April Annual Meeting; Davis to continue as Executive Chairman of the Board

MINNEAPOLIS – Jan. 17, 2017 – U.S. Bancorp (NYSE: USB), parent company of U.S. Bank, the fifth largest commercial bank in the United States, announced today that Andy Cecere, currently President and Chief Operating Officer (COO), will succeed Richard Davis as Chief Executive Officer (CEO) on April 18, 2017, the date of the Annual Meeting of Shareholders. Davis, currently Chairman and CEO, will continue as Executive Chairman following this succession. Cecere has also been elected to the Board of Directors of U.S. Bancorp.

Davis has been CEO since December 2006 and Chairman since December 2007. As part of a long-planned and well-orchestrated succession process managed by U.S. Bancorp’s Board, Cecere was named COO in January 2015 and President in January 2016. For the past 10 years, Davis and Cecere have partnered to lead the company to deliver on its core strengths of financial discipline and ethical business practices.

“Andy is one of the strongest and most capable leaders in the banking industry. The Board and I are confident that he is the right choice to lead U.S. Bank into its next period of growth,” Davis said. “Andy has tremendous intellect and business insight, which will help him maintain U.S. Bank’s industry-leading financial strength and financial performance. He also has an innate curiosity, which will challenge the organization to focus on innovations that improve the customer experience. I am grateful to pass the torch to such a qualified leader who shares my commitment to U.S. Bank’s culture and core values. The future is bright for U.S. Bank’s employees, customers, communities, and shareholders under Andy’s leadership.”

Davis added: “At age 48, I was named CEO of a great institution called U.S. Bank. Serving as CEO for the past 10 years has been the most rewarding and fruitful period of my 41-year career as a banker. I have been investing my heart and mind in the mission of this exceptional bank and these outstanding U.S. Bankers every day. Now, in addition to serving as Executive Chairman, I am enthusiastic about investing energy in a new, yet-to-be determined service mission in the future.”

As Chief Executive Officer, Cecere will be responsible for U.S. Bank’s day-to-day management, financial performance, its long-term growth strategy, and reinforcing its culture of ethics and integrity. To ensure a seamless leadership transition, Davis will continue to have an active role as Executive Chairman in leading the Board and facilitating Cecere’s transition.

“On behalf of the Board of Directors, I would like to congratulate Andy on this career achievement. We know he is ready for this challenge and will extend U.S. Bank’s reputation as one of the strongest banks in the country,” said Art Collins of U.S. Bancorp’s Board of Directors. “At the same time, I would like to thank Richard for his exceptional and unmatched leadership as CEO of U.S. Bank over the past 10 years. He has structured a business that allows the bank to serve a broad array of customers as they build financially secure futures. He has invested tirelessly to improve and revitalize his communities. He has represented the banking industry with integrity and grit. He has consistently created value for shareholders – even in the midst of the country’s grueling recession. Most importantly, Richard has served his employees with relentless pride and dedication. U.S. Bank has a strong foundation for the future thanks to his steadfast leadership.”

Cecere has been with U.S. Bank since 1985. He has served as President and COO since January 2016. Prior to that, he served as Vice Chairman and Chief Financial Officer, and Vice Chairman of Wealth Management and Securities Services. He received his MBA from the Carlson School of Business at the University of Minnesota and his undergraduate degree from the University of St. Thomas in St. Paul, Minn. Demonstrating his commitment to higher education, Cecere serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota and on the Board of Trustees for the University of St. Thomas.

“I am honored to be named the next CEO of U.S. Bank,” Cecere said. “I am passionate about U.S. Bank and committed to our legacy of excellence. I will devote my very best to our employees, customers, communities, and shareholders. Working closely with U.S. Bank’s exceptional and experienced management team, we will continue to deliver a consistent, predictable, and repeatable financial performance – and we will do it with ethics and integrity as we work to become the most trusted choice for all our stakeholders. I would also like to thank Richard for his years of mentorship and for modeling constructive leadership for the entire organization. I am fortunate that our partnership will continue in his role as Executive Chairman.”

About U.S. Bank

Minneapolis-based U.S. Bancorp, with $454 billion in assets as of Sept. 30, 2016, is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The company operates 3,114 banking offices in 25 states and 4,875 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions.

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Contacts:

Dana E. Ripley Media (612) 303-3167	Jen Thompson Investors/Analysts (612) 303-0778